                                                                     EXHIBIT 4.4


                                    GUARANTY


          This GUARANTY is entered into as of October 10, 1995, among MORRISON KNUDSEN CORPORATION, a Delaware corporation ("MKD") and MORRISON KNUDSEN CORPORATION, an Ohio corporation ("MKO" and with MKD, collectively, the "GUARANTORS"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent (in such capacity, the "AGENT") for itself and the banks (collectively, the "BANKS" and individually a "BANK") party to the Revolving Credit Agreement referred to below.

                                    RECITALS

          A. Prior to the date hereof MKO, the Agent and certain of the Banks entered into that certain Standby Letter of Credit Reimbursement Agreement dated as of August 4, 1992, as amended by that certain Waiver and Amendment to Credit Agreement dated as of December 22, 1992, by that certain Waiver and Second Amendment to Standby Letter of Credit and Reimbursement Agreement dated as of August 9, 1994, by that certain Third Amendment to Standby Letter of Credit and Reimbursement Agreement dated as of December 28, 1994 and by that certain Fourth Amendment to Standby Letter of Credit and Reimbursement Agreement dated as of July 21, 1995, and as further modified by those certain Waivers to Standby Letter of Credit and Reimbursement Agreement dated as of August 6, 1993 and as of March 31, 1994 (as so amended and modified, the "REIMBURSEMENT AGREEMENT").

          B. Pursuant to the Reimbursement Agreement, Bank of America National Trust and Savings Association, in its capacity as issuing bank, issued a letter of credit (as amended to the date hereof, the "ORIGINAL LETTER OF CREDIT") for the benefit of Metra (as defined in the Revolving Credit Agreement referred to below) and for the account of MKO, which Letter of Credit is in the form of
Exhibit 2.01 to the Reimbursement Agreement.

          C. Pursuant to that certain Guaranty dated as of August 4, 1992, MKD, guaranteed all obligations of MKO under the Reimbursement Agreement.


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

          D. MKO, the Agent and certain of the Banks have entered into that certain Revolving Credit Agreement dated as of July 31, 1995, as amended to date (as so amended, the "ORIGINAL CREDIT AGREEMENT").

          E. Pursuant to the Original Credit Agreement, the Banks agreed to provide financing to MKO to be used by MKO exclusively to fund MKO's performance of the Contract (as defined in the Revolving Credit Agreement referred to below).

          F. Pursuant to that certain Guaranty dated as of July 31, 1995, MKD guaranteed all obligations of MKO under the Original Credit Agreement.

          G. Pursuant to a restructuring being entered into concurrently herewith, (i) the Company has requested that the Issuing Bank (as defined in the Revolving Credit Agreement referred to below) issue, for the account of American Passenger Rail Car Company, L.L.C., a Delaware limited liability company (the "Borrower"), a letter of credit to Metra as beneficiary in substitution for the Original Letter of Credit, (ii) MKO has agreed to transfer all of its rights, duties and obligations under the Contract to the Borrower, and the Borrower has agreed to assume and become liable therefor and (iii) the Borrower has requested that the Banks provide revolving credit to the Borrower on the terms and conditions herein set forth in that certain Revolving Credit Agreement dated as of October 10, 1995 (the "Revolving Credit Agreement").

          H. In connection with the restructuring, the Issuing Bank has issued or is issuing concurrently herewith a letter of credit for the benefit of Metra and for the account of the Borrower, which letter of credit is in the form of
EXHIBIT 2.01 to the Revolving Credit Agreement (as amended, modified or supplemented from time to time, the "LETTER OF CREDIT"). The Banks have agreed to participate in such letter of credit on the terms set forth in the Revolving Credit Agreement, and the Borrower has agreed to reimburse the Banks for any drawing under the Letter of Credit pursuant to the provisions of the Revolving Credit Agreement.

          I. Further, in connection with the restructuring, the Banks have agreed to make certain amounts available to the Borrower pursuant to the provisions of the Revolving Credit Agreement and the Borrower has agreed to repay the Banks for amounts so made available pursuant to the terms of the Revolving Credit Agreement. Upon occurrence of the Closing Date, as defined in the Revolving Credit Agreement, among other things, (i) the Reimbursement Agreement and the Original Credit Agreement shall terminate, except for certain warranties and indemnities provided therein, (ii) the Original Letter of Credit shall be returned to the Issuing Bank, (iii) the Revolving Credit Agreement shall become effective and
(iv) the Letter of Credit shall be issued and delivered to Metra.

          J. Further, in connection with the restructuring and as a material part of it, MKD and MKO have agreed, at the request of the Banks, to guarantee all obligations of the Borrower existing from time to time under the terms of the Revolving Credit Agreement and any other documents entered into by the Borrower in connection herewith.

          K. In order to induce the Banks to commit to extend credit to the Borrower as provided in the Revolving Credit Agreement, and for other valuable consideration, the Guarantors issue this Guaranty of the Borrower's indebtedness and obligations under the Revolving Credit Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and to induce Banks to make the Loans pursuant to the terms of the Credit Agreement, it is agreed as follows:

1.   DEFINITIONS; CERTAIN MATTERS OF CONSTRUCTION

     1.1 DEFINITIONS. Unless otherwise defined herein, (a) capitalized terms used herein shall have the respective meanings ascribed to them in the Revolving Credit Agreement, and (b) the following terms shall have, unless otherwise provided elsewhere in this Guaranty, the meanings set forth below (such meanings being equally applicable to both the singular and plural forms of the terms defined):

          "BANKRUPTCY CODE" means Title 11, United States Code, as amended from time to time, and any successor statute thereto.

          "CONTROLLED GROUP" means the MKD and all Persons (whether or not incorporated) under common control or treated as a single employer with MKD pursuant to Section 414(b), (c), (m) or (o) of the Code.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under "common control" with MKD within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

          "EVENT OF DEFAULT" means (a) the failure of MKO or MKD to perform or observe any term, covenant or agreement contained in this Guaranty, (b) the occurrence of an "Event of Default," as defined in the Revolving Credit Agreement, (c) the occurrence of an "Event of Default," as defined in the Amended and Restated Override Agreement, or (d) the occurrence of any event described in clause (g) or (h) of Section 8.01 of the Revolving Credit Agreement with respect to MKO or MKD.

          "GUARANTY" means this Guaranty, including any and all amendments, modifications and supplements and any exhibits and schedules to any of the foregoing, and shall refer to the Guaranty as the same may be in effect at the time such reference becomes operative.

          "GUARANTY LIABILITIES" means (a) the Obligations and (b) all indebtedness, liabilities, and obligations of Guarantors to Agent or the Banks, whether now existing or hereafter arising, under this Guaranty or any other Related Document.

          "MATERIAL ADVERSE EFFECT" means a material adverse change in, or a material adverse effect upon, any of (a) the operations, business, properties, condition (financial or otherwise) or prospects of MKD or MDO, as applicable;
(b) the ability of MKD or MKO to perform under any Related Document, to which it is a party; or (c) the legality, validity, binding effect or enforceability of any Related Document.

          "PERMITTED LIENS" means (a) Liens described in the Amended and Restated Override Agreement; (b) Liens existing on the date hereof; (c) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses; PROVIDED, that such Indebtedness is not increased and is not secured by any additional assets; (d) Liens for taxes either not yet due or being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any asset and MKD or MKO, as applicable, shall maintain in accordance with GAAP appropriate reserves therefor; and (e) materialmen's, mechanic's, worker's, repairman's or other like Liens arising in the Ordinary Course of Business (including those arising under maintenance agreements entered into in the Ordinary Course of Business) securing obligations that are not overdue or are being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any asset.

          "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which MKD or any member of the Controlled Group sponsors or maintains or to which MKD or any member of the Controlled Group makes or is obligated to make contributions and includes any Multiemployer Plan or Qualified Plan.

     1.2 CERTAIN MATTERS OF CONSTRUCTION. Unless otherwise specifically provided, use of any term shall be equally applicable to any gender, "or" shall not be exclusive, "including" shall not be limiting or exclusive, and any reference to a "Section" shall refer to the relevant section of this Guaranty.

2.   THE GUARANTY

     2.1 GUARANTY OF THE OBLIGATIONS. In consideration of the Loans and all other financial accommodations to or for the benefit of the Borrower, and for other valuable consideration, receipt of which Guarantors hereby acknowledge and for the benefit of Agent and each Bank, and their successors, endorsees, transferees, and assigns, Guarantors hereby jointly and severally (i) unconditionally guarantee to Agent, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations and
(ii) agree to pay all indebtedness, liabilities and obligations of the Guarantors to Agent or the Banks, whether now existing or hereafter arising, under the Guaranty or any other Related Document.

     2.2 ABSOLUTE GUARANTY. The Guaranty Liabilities are the immediate, direct, primary, and absolute obligations of Guarantors, shall not be subject to any condition precedent, and are independent of and not co-extensive with the Obligations. The Guaranty Liabilities shall remain in full force and effect without regard to, and shall not be impaired or affected by, or be deemed to be satisfied by, nor shall Guarantors or the Collateral be exonerated, discharged, or released by, any of the following events:

          (a) Agent's or any Bank's exercise or enforcement of, or failure or delay in exercising or enforcing, legal proceedings to collect the Obligations or any power, right, or remedy with respect to any of the Obligations, the Collateral, or the Guaranty Liabilities including: (i) any action or inaction of Agent or any Bank to perfect, protect, or enforce any security interest in any Collateral; (ii) any impairment or invalidity of the Collateral or any suspension of Agent's or any Bank's right to enforce against Borrower or any other guarantor of the Obligations, any Obligations, any Guaranty Liabilities, any other obligations, or any security interest in or lien upon the Collateral; or (iii) any change in the time, manner, or place of payment of, or in any other term of, any or all of the Obligations or the Guaranty Liabilities, or any other amendment to or waiver of the Revolving Credit Agreement, any other Related Document, or any other agreement or instrument governing or evidencing any of the Obligations or the Guaranty Liabilities;

          (b) insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, appointment of a receiver or trustee for all or any part of Borrower's or Guarantors' assets or of the assets of any other guarantor of the Obligations, liquidation, winding-up, or dissolution of Borrower or Guarantors or any other guarantor of the Obligations;

          (c) any limitation, discharge, cessation, or partial satisfaction of the Obligations, of any Guaranty Liabilities, or of the obligations of any other guarantor of the Obligations, whether by operation of any statute, regulation, or rule of law, or otherwise, regardless of the intervention or omission of Agent or any Bank, or any invalidity, voidability, unenforceability, or irregularity, or future change to or amendment of, in whole or in part, the Revolving Credit Agreement, this Guaranty, any other Related Document, or any other document evidencing any Obligations;

          (d) any merger, acquisition, consolidation or change in structure of Borrower or Guarantor or any guarantor of the Obligations; or any sale, lease, transfer, or other disposition of any or all of the assets or shares of Borrower or Guarantors or any other guarantor of the Obligations;

          (e) any assignment or other transfer, in whole or in part, of Agent's or any Bank's interest in and rights under the Revolving Credit Agreement or any other Related Document, including this Guaranty, or of Agent's or any Bank's interest in the Obligations, the Guaranty Liabilities, or the Collateral;

          (f) any claim, defense, counterclaim, or set-off, other than (i) any defense of prior performance or (ii) any defense based on any applicable provision of the UCC requiring that the Collateral be disposed of in a commercially reasonable manner, which Borrower, Guarantors, or any other guarantor of the Obligations may have or assert, including any defense of incapacity, disability, or lack of corporate or other authority to execute any documents relating to the Obligations, the Guaranty Liabilities, the Collateral, or any other guaranty of the Obligations;

          (g) any cancellation, renunciation, or surrender of any pledge, guaranty, or any debt instrument evidencing the Obligations or the Guaranty Liabilities;

          (h) Agent's or any Bank's vote, claim, distribution, election, acceptance, action, or inaction in any bankruptcy or reorganization case related to the Collateral, the Obligations, or the Guaranty Liabilities;

          (i) Obligations arising under the Revolving Credit Agreement as a result of the Bonding Company's borrowing Revolving Loans pursuant to its rights to do so, for the account of the Borrower, under Section 2.22 of the Revolving Credit Agreement;

          (j) any other action or circumstances that might otherwise constitute a defense available to, or a legal or equitable discharge of, any surety, guarantor or pledgor; or

          (k) the fact that any of the Obligations or the Guaranty Liabilities may become due or payable in connection with or by reason of any agreement or transaction that may be illegal, invalid, or unenforceable in whole or in part; it being agreed by Guarantors that the Guaranty Liabilities shall not be discharged.

     2.3 DEMAND BY AGENT. In addition to the terms of the guaranty set forth in Sections 2.1 and 2.2, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if the Obligations are declared to be or otherwise become immediately due and payable, then Guarantors shall, upon demand in writing therefor by Agent to Guarantors, or either one of them, immediately pay the Guaranty Liabilities to Agent, for its own account and for the benefit of Banks, to be credited and applied upon the Obligations. Payment shall be in immediately available funds to an account designated by Agent or at the address set forth herein for the giving of notice to Agent or at any other address that may be specified in writing from time to time by Agent. This Section shall in no way affect Agent's and any Bank's right to resort to the Collateral without demand, as provided in
Section 6. Any payment received by Agent with respect to the Obligations shall reduce the Guaranty Liabilities by the amount of such payment.

     2.4 GUARANTOR WAIVERS. In addition to any other waivers contained herein, Guarantors, jointly and severally, waive and agree as follows:

          (a) each Guarantor expressly waives any right it may now or in the future have to require Agent or any Bank to, and neither Agent nor any Bank shall have any liability to, first pursue or enforce its rights and remedies against Borrower, any of Borrower's properties or assets, the Collateral, or any other security, guaranty, or pledge that may now or hereafter be held by Agent for its benefit or the benefit of Banks for the Obligations or for the Guaranty Liabilities, or to apply such security, guaranty, or pledge to the Obligations or to the Guaranty Liabilities, or to pursue any other right or remedy in Agent's or any Bank's power that such Guarantor may or may not be able to pursue itself and that may lighten such Guarantor's burden, before proceeding against the Collateral. Each Guarantor agrees that any notice or directive given at any time to Agent that is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by Agent, and, in addition, may not be pleaded or introduced as evidence in any litigation or other dispute resolution procedure relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless Agent have specifically agreed otherwise in writing. Each Guarantor shall remain liable for the Guaranty Liabilities, notwithstanding any judgment Agent may obtain for the benefit of Agent or Banks against Borrower, any other guarantor of the Obligations, or any other Person, or any modification, extension, or renewal with respect thereto.

          (b) Each Guarantor has entered into this Guaranty based solely upon its independent knowledge of Borrower's financial condition and such Guarantor assumes full responsibility for obtaining any further information with respect to Borrower or the conduct of its business. Each Guarantor represents that it is now, and during the terms of this Guaranty will be, responsible for ascertaining the financial condition of Borrower. Each Guarantor hereby waives any duty on the part of Agent or any Bank to disclose to such Guarantor, and agrees that it is not relying upon nor expecting Agent or any Bank to disclose to it, any fact known or hereafter known by Agent or any Bank relating to the operation or condition of Borrower or its business or relating to the existence, liability, or financial condition of any other guarantor of the Obligations. Each Guarantor knowingly accepts the full range of risk encompassed in a contract of guaranty, which risk includes the possibility that the Borrower may incur Obligations after its financial condition or its ability to pay its debts as they mature has deteriorated.

          (c) Neither Agent nor any Bank shall be under any liability to marshal any assets in favor of Guarantors or in payment of any or all of the Obligations or Guaranty Liabilities.

          (d) Each Guarantor hereby waives: (i) presentment, demand, protest, notice of acceleration, dishonor, non-payment, protest, or any delay related thereto, with respect to any instruments or documents relating to the Obligations or the Guaranty Liabilities, except as specifically provided in
Section 2.3; (ii) notice of any extension, modification, renewal, or amendment of any of the terms of the Revolving Credit Agreement or any other Related Document relating to the Obligations or the Guaranty Liabilities; (iii) notice of the occurrence of any Default or Event of Default with respect to the Obligations, the Guaranty Liabilities, or the Collateral; and (iv) notice of any exercise or non-exercise by Agent or any Bank of any right, power, or remedy with respect to the Obligations, the Collateral, or the Guaranty Liabilities.

          If Agent may, under applicable law, proceed to realize its benefits under any Related Document giving Agent a Lien for the ratable benefit of Agent and each Bank upon any Collateral, whether owned by Borrower or by any other Person, either by judicial foreclosure or by nonjudicial sale or enforcement, Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Guaranty.
If, in the exercise of any of its rights and remedies, Agent shall forfeit any of its rights or remedies under any Related Document, including obtaining a deficiency judgment against Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies," anti-deficiency rules, or the like, each Guarantor hereby consents to such action by Agent and waives any claim based upon such action. Any election of remedies that results in the denial or impairment of the right of Agent to seek a deficiency judgment against Borrower shall not impair such Guarantor's obligations under this Guaranty. In the event Agent shall bid at any foreclosure or trustee's sale or at any public or private sale permitted by law or the Related Documents, Agent may bid all or less than the amount of the Obligations or the Guaranty Liabilities and the amount of such bid need not be paid by Agent but shall be credited and applied as set forth in Section 8. The amount of the successful bid at any such sale, whether Agent or any other party (including Guarantors) is the successful bidder, shall be deemed to be PRIMA FACIE evidence of the fair market value of the Collateral and the amount remaining after application of such bid amount in the manner set forth in Section 8 shall be deemed to be PRIMA FACIE evidence of the amount of the Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent might otherwise be entitled but for such bidding at any such sale.

          (e) Each Guarantor agrees and represents that the Obligations are and shall be incurred by Borrower, and that the Guaranty Liabilities are and shall be incurred by Guarantors, for business and commercial purposes only. Each Guarantor agrees that any claim of Agent or any Bank against such Guarantor arising out of this Guaranty arises out of the conduct by that Guarantor of its trade, business, or profession. Each Guarantor undertakes all the risks encompassed in the Revolving Credit Agreement and the other Related Documents as they may be now or are hereafter agreed upon by Agent, Banks and Borrower. Agent, in such manner and upon such terms and at such time as it deems best, and with or without notice to Guarantors, may release, add, subordinate or substitute security for the Obligations or the Guaranty Liabilities.

          (f) Each Guarantor waives and agrees that it shall not at any time insist upon, plead, or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent, or otherwise affect the performance by such Guarantor of the Guaranty Liabilities or the enforcement by Agent of this Guaranty.

          (g) A separate action or actions may be brought and prosecuted by Agent against, either or both Guarantors whether or not an action is brought against Borrower, or whether Borrower are joined in any such action or actions. Without limiting the generality of the foregoing, each Guarantor expressly waives the benefit of any statute of limitation affecting the Obligations and expressly agrees that the running of a period of limitation on, or Agent's delay or omission in, any action by Agent against Borrower or for the foreclosure of any lien or the enforcement of any security interest in the Collateral shall not exonerate or affect such Guarantor's liability to pay and perform the Guaranty Liabilities.

     2.5  WAIVERS UNDER STATUTES.  Each Guarantor expressly acknowledges that:

          (a) If Borrower defaults in the payment or performance of the Obligations and Guarantors pay to Agent all or part of the Obligations, Guarantors would have a right to proceed against Borrower to the extent of the Obligations so paid by Guarantors and to have the benefit of any security held by Agent, for the ratable benefit of Agent and Banks, for the Obligations to the extent of the Obligations so paid by Guarantors. Such right is commonly known as the "right of subrogation."

          (b) If Borrower defaults in the payment or performance of the Obligations, Agent, among other things, may foreclose upon any real property security by means of judicial action or by non-judicial action commonly known as a "non-judicial foreclosure," "trustee's sale" or "power of sale foreclosure."

          (c) If Borrower so defaults and Agent sells any real property security by means of a non-judicial foreclosure, trustee's sale or power of sale foreclosure, Guarantors' right of subrogation to proceed against Borrower would be extinguished by the operation of California Code of Civil Procedure ("CCP")
Section 580d or similar laws, and, in such case, Guarantors might have a defense against payment under this Guaranty.

          (d) If Borrower so defaults and Agent sells any real property security by means of judicial action, Guarantors' right to proceed against Borrower might be limited by the operation of CCP Section 580a or similar laws, in which case Guarantors might have a complete or partial defense against payment under this Guaranty.

          Nevertheless, each Guarantor expressly, knowingly and intentionally waives and relinquishes any and all rights, defenses or benefits such Guarantor might have under CCP Sections 580a or 580d or similar laws. In addition, each Guarantor also expressly, knowingly and intentionally waives and relinquishes any and all rights, defenses or benefits such Guarantor may have based upon an election of remedies by Agent which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes that Guarantor's subrogation rights and/or that Guarantor's rights to proceed against Borrower and/or against any other person or any security for the Guaranty Liabilities by way of subrogation, indemnity, contribution, reimbursement or otherwise. In particular, each Guarantor agrees that this Guaranty will remain fully effective and such Guarantor will be liable to Agent for any Guaranty Liabilities even if Agent sells real property security for the Obligations by non-judicial foreclosure, trustee's sale or power of sale foreclosure and the effect of such sale is to prevent such Guarantor from taking any action against Borrower to recover any amounts paid by such Guarantor to Agent under this Guaranty or otherwise limits or destroys such Guarantor's right of subrogation.

          Each Guarantor also agrees that this Guaranty will remain fully effective and such Guarantor will be liable to Agent for any Guaranty Liabilities even if Agent sells real property by judicial foreclosure action and such Guarantor's rights against Borrower are limited by the operation of CCP Sections 580a or 580d or similar laws.

     2.6  WAIVERS OF DEFENSES.   Each Guarantor waives any defense based upon or
arising by reason of: (a) any disability or other defense of Borrower or any other Person; (b) the cessation of liability or limitation from any cause whatsoever of the Obligations or any portion thereof, other than payment in full; (c) any lack of authority of any agent or other Person acting or purporting to act on behalf of Borrower, or any defect in the formation of Borrower; (d) the application by Borrower of the proceeds of the Obligations or any other obligation of Borrower to Agent or Banks for purposes other than the purposes represented to, or intended or understood by, Agent, Banks or Guarantors; (e) any act or omission by Agent or any Bank that directly or indirectly results in or aids the discharge of Borrower or any portion of the Obligations or any other obligation of Borrower to Agent or Banks by operation of law or otherwise; or (f) any modification of the Obligations or any other obligation of Borrower to Agent or Banks in any form whatsoever, including the renewal, extension, acceleration or other change in time for payment of the Obligations, or other change in the terms of the Obligations or any part thereof, including increase or decrease of the rate of interest thereon. This Guaranty shall remain in full force and effect notwithstanding any release of the Borrower by the Banks from liability given in connection with or pursuant to
(i) the Manager Option Agreement, (ii) that certain Agreement to Provide Notice of Non-Liability, dated as of September 15, 1995, among the Bonding Company, the Agent and the Managers, or (iii) the Collateral Intercreditor Agreement.

          Without limiting the generality of the foregoing, each Guarantor waives any defenses or rights arising under California Civil Code sections 2795, 2808, 2809, 2810, 2815, 2819 through 2825 (inclusive), 2832, 2839, 2845 through
2850 (inclusive), and 2855 or any similar laws.

     2.7 BENEFITS OF GUARANTY. The provisions of this Guaranty are for the benefit of Agent and the Banks and their respective successors, transferees, endorsees, and assigns, and nothing herein shall impair, as between Borrower, Agent, and Banks, the Obligations. No such transfer, endorsement, or assignment shall increase or diminish any of the Guaranty Liabilities hereunder. This Guaranty binds Guarantors, and Guarantors may not assign, transfer, or endorse this Guaranty. In the event all or any part of the Obligations are transferred, endorsed, or assigned by Agent or any Bank to any Person, any reference to "Agent" or "Bank" herein shall be deemed to refer equally to such Person.

     2.8 CONTINUING GUARANTY. Each Guarantor agrees that (a) this is a continuing guaranty, (b) this Guaranty shall remain in full force and effect until the Obligations are paid in full and the Guaranty Liabilities shall have been completely satisfied, and (c) the Guaranty Liabilities hereunder shall extend to each and every extension or renewal, if any, of the Revolving Credit Agreement, regardless of whether the Obligations may, in successive transactions, be paid, repaid, advanced, or renewed from time to time.

     2.9  SUBORDINATION.

          (a) Each Guarantor hereby agrees that all obligations and all indebtedness of Borrower to such Guarantor, including any and all present and future indebtedness regardless of its nature or manner of origination now or hereafter to become due and owing by Borrower to such Guarantor (collectively, the "Subordinated Indebtedness"), are hereby unconditionally and forever subordinated and postponed and shall be inferior, in all respects, to the Obligations.

          (b) In no circumstance shall any Subordinated Indebtedness be entitled to any collateral security; PROVIDED, that in the event any such collateral security exists, each Guarantor agrees that any now existing or hereafter arising Lien upon or security interest in any of the assets of Borrower, or any of the assets of any other guarantor of the Obligations, in favor of such Guarantor, whether created by contract, assignment, subrogation, reimbursement, indemnity, operation of law, principles of equity or otherwise, shall be junior and inferior to, and is hereby subordinated in priority to any now existing or hereafter arising Lien or security interest in favor of Agent, for the ratable benefit of Agent and Banks, or in and against the Collateral, regardless of the time, manner or order of creation, attachment or perfection of the respective liens or security interests.

          (c) Neither Guarantor shall assert, collect, accept payment on or enforce any of the Subordinated Indebtedness or take collateral or other security to secure payment of the Subordinated Indebtedness unless and until the Obligations are paid in full. Neither Guarantor shall demand payment of, accelerate the maturity of, or declare a default or event of default under the Subordinated Indebtedness unless and until the Obligations are paid in full. Neither Guarantor shall cause or permit Borrower to make or give, and such Guarantor shall not receive or accept, payment in any form (direct or indirect, including by transfer to an affiliate or subsidiary of Borrower or such Guarantor) on account of the Subordinated Indebtedness, make any transfers in respect of the Subordinated Indebtedness without the express prior written consent of the Majority Banks, or give any collateral security for the Subordinated Indebtedness. Any payment, transfer, or collateral security so made or given by Borrower and received or accepted by such Guarantor, without the express prior written consent of the Majority Banks, shall be held in trust by that Guarantor for Agent, for the account of Agent and Banks, and that Guarantor shall immediately turn over, in kind, any such payment to Agent for application in reduction of, or (in the case of property other than cash) as security for, the Guaranty Liabilities.

     2.10  SUBROGATION.

          Neither Guarantor will exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all the Obligations shall have been paid in full. If any amount shall be paid to either Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Agent, for the ratable benefit of Agent and Banks, and shall forthwith be paid to Agent to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Revolving Credit Agreement. If (i) either Guarantor shall make payment to Agent of all or any part of the Obligations and (ii) all the Obligations shall be paid in full, Agent will, at such Guarantor's request, execute and deliver to that Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to that Guarantor of an interest in the Obligations resulting from such payment by that Guarantor.

     2.11 LIMIT OF LIABILITY. The obligations of Guarantors under this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render their joint and several obligations under this Guaranty subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

     2.12 NO OFFSET, DEFENSE, OR COUNTERCLAIM. Each Guarantor represents, warrants and agrees that, as of the date of this Guaranty, the Guaranty Liabilities are not subject to any offset or defense against Agent, any Bank, or Borrower of any kind, and such Guarantor specifically waives its right to assert any such defense or right of offset. Each Guarantor further agrees that the Guaranty Liabilities shall not be subject to any counterclaims, offsets, or defenses against Agent, any Bank or Borrower that may arise in the future, except for (a) any defense of prior performance or payment, or (b) any defense based on any applicable provision of the UCC requiring that the Collateral be disposed of in a commercially reasonable manner, which Borrower, such Guarantor, or other guarantor of the Obligations may have or assert.

     2.13 CONSULTATION WITH LEGAL COUNSEL. Each Guarantor acknowledges that the waivers in Section 2.4, 2.5 and 2.6 herein are a material inducement to Banks to make the Loans under the Revolving Credit Agreement and that Banks are relying upon the foregoing waivers in its future dealings with Borrower. Each Guarantor acknowledges and certifies that it has reviewed the foregoing waivers with its legal counsel and that, after such review with its legal counsel, such Guarantor has agreed to the foregoing waivers.

     2.14. ADDITIONAL SECURITY. All Obligations guaranteed by the Guarantors shall be secured by the liens and security interests granted pursuant to the "Security Documents" (as defined in the Amended and Restated Override Agreement), including the "Ship Mortgage" (as defined in the Amended and Restated Override Agreement).

     2.15. AMENDED AND RESTATED OVERRIDE AGREEMENT. The obligations, liabilities and responsibilities of the Guarantors pursuant to this Guaranty are subject in all respects to the terms and conditions of the Amended and Restated Override Agreement.

3.   PAYMENTS FREE AND CLEAR OF TAXES

     All payments required to be made by Guarantors hereunder shall be made to Agent free and clear of, and without deduction for, any and all present or future Taxes or Other Taxes that would otherwise have been payable by Agent for the account of each Bank if Borrower had paid the Obligations under the Revolving Credit Agreement to Agent in accordance with the terms of the Related Documents. Upon request by Agent, Guarantors shall furnish to Agent a receipt for any Taxes or Other Taxes paid by Guarantors pursuant to this Section 3 or, if no Taxes or Other Taxes are payable with respect to any payments required to be made by Guarantors hereunder, either a certificate from each appropriate taxing authority or an opinion of counsel acceptable to Agent, in either case stating that such payment is exempt from or not subject to Taxes or Other Taxes. If Taxes or Other Taxes are paid by Agent on behalf of any Bank, as a result of payments under this Guaranty, Guarantors will, upon demand of Agent, and whether or not such Taxes or Other Taxes shall be correctly or legally asserted, indemnify Agent and Banks for such payments, together with any interest, penalties, and expenses in connection therewith plus interest thereon at the rate applicable to overdue amounts under the Revolving Credit Agreement.

4.   REPRESENTATIONS.

     Each Guarantor makes the representations and warranties contained in
Article VI of the Amended and Restated Override Agreement as if each such representation and warranty were set forth in its entirety herein.

5.   COVENANTS

     Each Guarantor makes the covenants and agreements contained in Articles VIII and IX of the Amended and Restated Override Agreement as if each such covenant and agreement were set forth in its entirety herein.

6.   REINSTATEMENT

     This Guaranty shall remain in full force and effect and continue to be effective, as the case may be, if at any time payment and performance of the Obligations under the Revolving Credit Agreement or the Guaranty Liabilities, or any part thereof, is, pursuant to applicable law, avoided, rescinded or reduced in amount, or must otherwise be restored or returned by Agent or any Bank or any obligee of the Obligations under the Revolving Credit Agreement or the Guaranty Liabilities, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is avoided, rescinded, reduced, restored, or returned, the Obligations under the Revolving Credit Agreement or the Guaranty Liabilities, as the case may be, shall be reinstated and deemed reduced only by such amount paid and not so avoided, rescinded, reduced, restored, or returned.

7.  REMEDIES UPON EVENT OF DEFAULT

     Upon the occurrence of an Event of Default and the continuation of such Event of Default or should any of the representations and warranties contained herein prove to be incorrect in any material respect, the Agent may declare all of the Guaranty Liabilities, immediately and without demand, notice or legal process of any kind, to be, and such Guaranty Liabilities shall immediately become, due and payable, and then, or at any subsequent time, Agent may exercise for the benefit of each Bank any or all of its rights and remedies under this Guaranty, the Revolving Credit Agreement and any other Related Document, and under applicable law, and may, in addition

          (a) make demand upon either or both Guarantors for the payment of the Guaranty Liabilities;

          (b) resort to the Collateral for payment of the Guaranty Liabilities, without notice, declaration, or demand by Agent to the extent not prohibited by applicable law; and

          (c) with respect to all contingent, unmatured or unliquidated Obligations and Guaranty Liabilities, including amounts which could be drawn under the Letter of Credit or amounts that could be borrowed by the Bonding Company under Section 2.22 of the Revolving Credit Agreement, declare and require that cash in an amount equal to the aggregate amount of such contingent, unmatured or unliquidated Obligations and Guaranty Liabilities be paid over to the Agent to be held as additional cash collateral.

PROVIDED, that upon the occurrence of (i) an event described in clause (g) or
(h) or (n) of Section 8.01 of the Revolving Credit Agreement, or (ii) an event described in clause (g) or (h) of Section 8.01 of the Revolving Credit Agreement with respect to MKO or MKD, the Guaranty Liabilities shall become immediately due and payable without declaration, notice or demand by the Agent or any Bank.

8.   APPLICATION OF PAYMENTS

     Any payment made by Guarantor under this Guaranty shall be applied by Agent first, to the satisfaction of each Guarantor's indemnification liabilities pursuant to Section 9; second, to the unreimbursed expenses of the Agent; third, to then due interest on the Loans accrued and unpaid prior to the date such payment is received by the Banks; and fourth, to reduce the principal balance of the Loans.

9.   INDEMNIFICATION

     Such Guarantor agrees to indemnify and hold Agent and Banks harmless from and against any Taxes, Other Taxes, liabilities, claims and damages, including reasonable costs, attorneys' fees, and disbursements, and other expenses incurred or arising by reason of the taking or the failure to take action by Agent, in good faith, in respect of any transaction effected under this Guaranty, including any action to enforce payment of the Guaranty Liabilities, or in connection with the Lien upon the Collateral, including any Taxes or Other Taxes payable in connection with the delivery of any of the Collateral as provided herein and any action taken to protect, assert, or enforce the rights or claims of the Agent or the Banks in any proceeding under the Bankruptcy Code. The liabilities of each Guarantor under this Section 9 shall survive the termination of this Guaranty.

10.  MISCELLANEOUS

     10.1 ENTIRE AGREEMENT; AMENDMENTS. This Guaranty, together with the other Related Documents (a) constitutes the entire agreement between the parties with respect to the subject matter hereof, and (b) may not be amended or supplemented except by a writing signed by Guarantor and Agent.

     10.2 SECTION TITLES. The section titles contained in this Guaranty are and shall be without substantive meaning or context of any kind whatsoever and are not a part of the agreement between the parties hereto.

     10.3 SEVERABILITY. In the event that any one or more of the provisions contained in this Guaranty shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision or provisions in every other respect, and the remaining provisions of this Guaranty, shall not be in any way impaired.

     10.4 CONFLICT OF TERMS. The Related Documents, other than this Guaranty, are incorporated in this Guaranty by this reference. Except as otherwise provided in this Guaranty and except as otherwise provided in the Related Documents other than this Guaranty, by specific reference to the applicable provision of this Guaranty, if any provision contained in this Guaranty is in conflict with, or inconsistent with, any provision in the Related

Documents other than this Guaranty, provisions contained in the Revolving Credit Agreement shall govern and control.

     10.5 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or telex number set forth below or such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and Guarantor. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this section and the appropriate answer back is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this section. The addresses for the parties as of the date of this Guaranty are as follows:

          If to Agent:

               Bank of America NT & SA
               1455 Market Street, 12th Floor
               San Francisco, CA 94103
               Attention:  Management Services Agency
               Telecopy No. (415) 622-4894

               with copies to:

               Bank of America NT & SA
               Legal Department, #4362
               555 S. Flower Street, 8th Fl.
               Los Angeles, CA  90071
               Attention: Eric T. Sieke, Senior Counsel
               Telecopy No. (213) 228-3086

          If to Guarantors:

               Morrison Knudsen Corporation
               One Morrison Knudsen Plaza
               Boise, Idaho  83712
               Attention:  Douglas L. Brigham
               Telecopy No.:  (208) 386-5922
               with copies to:

               David S. Kurtz, Esq.
               Jones, Day, Reavis & Pogue
               77 West Wacker Drive
               Chicago, Illinois 60601-1692
               Telecopy No.:  (312) 782-8585

     10.6 NON-WAIVER. None of the liabilities of Guarantors, and no right or remedy of Agent under this Guaranty, shall be deemed to have been suspended or waived by Agent, nor shall Agent be estopped from asserting any such right or remedy, by Agent's conduct or oral statements, but any such suspension or waiver of any such right or remedy by Agent must be in writing and signed by Agent.
Any suspension or waiver by Agent of any of their rights or remedies under this Guaranty shall not suspend or waive any prior or subsequent right or remedy, whether of the same or of a different type.

     10.7 LIMITATION OF LIABILITY. None of Agent, any Bank, or any of their officers, directors, employees, agents, or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own respective gross negligence or willful misconduct.

     10.8 GOVERNING LAW. THIS GUARANTY, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

     10.9 CONSENT TO JURISDICTION. GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA IN ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, THE CREDIT AGREEMENT AND THE OTHER RELATED DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY AGENT OR ANY LENDER IN CONNECTION WITH THIS GUARANTY, THE CREDIT AGREEMENT OR THE OTHER RELATED DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF THEMSELVES AND

THEIR PROPERTY, IN THE MANNER SPECIFIED IN SECTION 8.5 (PROVIDED, TELECOPY NOTICES MAY NOT BE USED FOR THIS PURPOSE). NOTHING IN THIS SECTION 10.9 SHALL AFFECT THE RIGHT OF AGENT OR ANY BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF AGENT OR ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST EITHER GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

     10.10 WAIVER OF JURY TRIAL. AGENT, EACH BANK AND GUARANTOR EACH HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, THE REVOLVING CREDIT AGREEMENT OR THE OTHER RELATED DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     10.11 CUMULATIVE REMEDIES. All rights and remedies provided in and contemplated by this Guaranty, the Revolving Credit Agreement and the other Related Documents are cumulative and not exclusive of any right or remedy otherwise provided herein, therein, at law or in equity.

     10.12 AGENT'S DUTIES. Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

     10.13 RIGHT OF SETOFF. (a) In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists, each Bank is authorized at any time and from time to time, without prior notice to the Guarantors, any such notice being waived by the Guarantors to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Guarantors against any and all obligations of the Guarantors now or hereafter existing under this Guaranty or any other Related Document, irrespective of whether or not the Agent or such Bank shall have made demand under this Guaranty or any Related Document and although such obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Guarantors and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 10.13 are in addition to the other rights and remedies (including without limitation, other rights of set-off) which such Bank may have. Notwithstanding anything else to the contrary herein or in any other Related Document, the Agent expressly agrees that it will not exercise set-off rights in respect of this Guaranty or any other Related Document other than in respect of the Collateral.

          (b) Notwithstanding the foregoing subsection (a), at any time that the Loans or any other Obligation shall be secured by real property located in California, no Bank shall exercise a right of setoff, banker's lien or counterclaim or take any court or administrative action or institute any proceeding to enforce any provision of this agreement or any Note that is not taken by the Majority Banks or approved in writing by the Majority Banks if such setoff or action or proceeding would or might (pursuant to Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure or Section 2924 of the California Civil Code, if applicable, or otherwise) affect or impair the validity, priority, or enforceability of the liens granted to the Agent pursuant to the Security Documents or the enforceability of the Notes and other Obligations hereunder, and any attempted exercise by any Bank of any such right without obtaining such consent of the Majority Banks shall be null and void. This subsection (b) shall be solely for the benefit of each of the Banks hereunder.

     10.14 PARTICIPATIONS; NOVATIONS. Any Bank may from time to time, without notice to the Guarantors and without affecting the Guarantors' obligations hereunder, transfer its interest in the Obligations to Participants and Assignees (each defined in the Revolving Credit Agreement) as provided in the revolving Credit Agreement. Each Guarantor agrees that each such transfer will give rise to a direct obligation of such Guarantor to each such Participant and Assignee and that each such Participant and Assignee shall have the same rights and benefits under this Guaranty as it would have if it were a Bank party to the Revolving Credit Agreement and this Guaranty. Each Guarantor authorizes the Agent and each Bank to disclose to any prospective Participant and Assignee and any Participant and Assignee any and all confidential information in the Agent's and such Bank's possession concerning such Guarantor, this Guaranty and any security for this Guaranty.

          IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first above written.

                              "Guarantors":

                              MORRISON KNUDSEN CORPORATION,
                              a Delaware corporation

                                   /s/ Stephen G. Hanks
                              By:
                                  -----------------------------
                                  Name:  Stephen G. Hanks
                                  Title: Executive Vice President


                              MORRISON KNUDSEN CORPORATION,
                              an Ohio corporation

                                   /s/ Stephen G. Hanks
                              By:
                                  -----------------------------
                                  Name:  Stephen G. Hanks
                                  Title: Executive Vice President

ACCEPTED as of the date first above written

"Agent":

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent for itself and the Banks

By:/s/ Christine Cordi
   -----------------------------
   Name:  Christine Cordi
        ------------------------
   Title: Vice President
         -----------------------